Exhibit 5

February 1, 2012

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Ladies and Gentlemen:

We have acted as counsel to Lennar Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 5,000,000 shares of Class A or Class B common stock (the “Securities”) that may be issued under the Corporation’s 2007 Equity Incentive Plan (the “Plan”).

This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement relating to the Securities;

(ii) the prospectus incorporated by reference into the Registration Statement (the “Prospectus”);

(iii) the Company’s Certificate of Incorporation, as currently in effect;

(iv) the Company’s Bylaws, as currently in effect; and

(v) the Plan.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed that persons identified to us as officers of the Company are actually serving in such capacity, and that the representations of officers of the Company are correct as to questions of fact. We also have assumed that the Company will not in the future issue or otherwise make unavailable so many shares of its Class A or Class B common stock that there are insufficient authorized and unissued shares of Class A or Class B common stock, as the case may be, for issuance pursuant to the Plan or on exercise of options or other rights awarded under the Plan. We have not independently verified any of these assumptions.

The opinion expressed in this opinion letter is limited to the General Corporation Law of the State of Delaware. The opinion set forth below is rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinion to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that upon issuance pursuant to and in accordance with the Plan or on exercise of options or other rights awarded under the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

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